Exhibit 99.1

For Immediate Release

January 27, 2023

AGS Appoints Industry Veteran and Lead Independent Director Adam Chibib as Chairman of the Board

LAS VEGAS (Jan. 27, 2023) – PlayAGS, Inc. (NYSE: AGS or “the Company”), a leading supplier of high-performing slot, table, and interactive products and services to the global gaming industry, today announced the Company’s Board of Directors (the “Board”) has appointed Mr. Adam Chibib, current Board member and Lead Independent Director, as Chairman of the Board. Effective January 27, 2023, Mr. Chibib succeeds Mr. David Sambur, who recently stepped down from the Board after serving as Chairman for the past five years and as a member of the Board since 2013.

“On behalf of my fellow Board members, I would like to thank David Sambur for his guidance and insights as Chairman of the Board and for his nine years of leadership at AGS,” said AGS President, Chief Executive Officer, and Board member, David Lopez.

Mr. Lopez added, “We are excited to welcome Adam as our new Board Chairman. He is an incredibly well-respected leader within the gaming industry, and his depth of experience has been invaluable to AGS throughout his years of service. Adam’s guidance and leadership from day one of the Company’s initial public offering has played a critical role in shaping who we are as a Company today. I look forward to continue working with him in his new role.”

In addressing his recent appointment, Mr. Chibib commented, “I am extremely honored to serve as AGS’ Chairman of the Board. Over the past five years, I have gained a great deal of respect for my fellow Board members and the Company’s executive leadership team. I look forward to leveraging my previous experience in gaming and other industries to help guide AGS to the next level.”

About Adam Chibib

Mr. Chibib has served as a member of the AGS Board since January 2018. His thirty-plus-year career has included executive roles at numerous successful companies ranging from early-stage start-ups to billion-dollar public companies and has spanned numerous industries including telecom software, security hardware, consumer financial services, and gaming. Mr. Chibib is currently the CFO of Self Financial, a consumer financial company based in Austin, Texas. Prior to Self Financial, Mr. Chibib was a general partner at Silverton Partners, an early-stage venture capital firm, and, prior to that, served as President and Chief Financial Officer (CFO) of Multimedia Games Holding Company, Inc. (“MGAM”), which was acquired by Global Cash Access, Inc. (now known as Everi Holdings, Inc. “EVRI”). In addition to holding several board seats outside of AGS, Mr. Chibib is the Treasurer for the Austin Film Society and serves on the Nominating Committee for the Eanes Education Foundation.

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About AGS

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II Native American gaming market, but our customer-centric culture and growth have helped us branch out to become a leading all-inclusive commercial gaming supplier. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, real-money gaming platforms and content, highly rated social casino solutions for operators and players, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at www.playags.com.

AGS Media Contacts:

Julia Boguslawski, Chief Marketing Officer

Jboguslawski@PlayAGS.com

Nikki Davis, Director, Marketing & Communications

Ndavis@PlayAGS.com

AGS Investor Contact:

Brad Boyer, Senior Vice President of Investor Relations & Corporate Operations

Investors@PlayAGS.com

©2023 AGS LLC. All® notices signify marks registered in the United States. All ™ and ℠ notices signify trademarks, which are not registered on any country-wide basis. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc.